Exhibit 99.1

July 30, 2015

To Our Members:

Today the Board of Directors of the Federal Home Loan Bank of Chicago (Bank) approved maintaining the dividend levels set last quarter for the second quarter of 2015. The Board again recognized our members that borrow from the Bank and thus support the entire cooperative by declaring a 2.25% dividend on Class B1 activity stock. The Board also declared a 0.50% dividend on Class B2 membership stock.
The Bank expects to report net income of $97 million for the second quarter of 2015 when we file our Form 10-Q with the Securities and Exchange Commission next month. Click here for preliminary and unaudited financial results and details on the dividend payments.

Supporting Your Business
We continue to focus on ways we can support your business. First, we want to ensure your borrowing costs remain low. The higher dividend on Class B1 activity stock relative to the Class B2 membership stock that we announced today reduces your all-in cost of borrowing an advance, making our funding attractive to other alternatives. Second, earlier in June we introduced a new monthly Reduced Capitalization Advance Program (RCAP). Now on a monthly basis you have the opportunity to borrow new advances with an activity stock requirement of only 2% for the life of the advance instead of the traditional 5% requirement.
Lastly, we have also been evaluating how to increase your collateral capacity, which directly affects your ability to access funding and liquidity. At the end of June we announced changes to our collateral loan margins, which provides you with more collateral value and, in turn, greater opportunities to use advances for your business needs.

More Ways to Access the Secondary Mortgage Market
The Bank has expanded its product offerings through the Mortgage Partnership Finance® (MPF®) Program. Members can once again earn higher fee income for sharing the credit risk of conventional, conforming loans while the Bank manages the liquidity, interest rate, and prepayment risks with MPF Original, MPF 125, and MPF 35 products. We were also pleased to announce that members can choose to sell jumbo loans to the secondary mortgage market through the MPF Direct product, which has a single-family loan limit of $1.5 million.
To help you remain competitive in the government loan market, we now offer the MPF Government MBS product. On July 21, we issued our first security guaranteed by the Government National Mortgage Association (Ginnie Mae). The $5 million security is backed by mortgages originated by participating members through MPF Government MBS. Ginnie Mae securities are among the most liquid financial instruments in the world, and this new product allows you to offer competitive FHA, VA, and Government Guaranteed Native American and Rural Housing mortgages.

Community First® Fund Commits More Money to District
Supporting your communities remains a priority as well. Since February, we have committed $21 million of the Community First Fund to three new CDFI (community development financial institution) partners. Chicago-based CIC (Community Investment Corporation) will use the funds to help support small business entrepreneurs-multifamily building owners who provide affordable rental housing throughout the Chicago metropolitan area. Impact Seven, based in

Almena, Wisconsin, will use the funding to provide flexible loan capital for business expansion to foster job creation and investment in low-income communities. And CCLF (Chicago Community Loan Fund) based in Chicago plans to use the capital to finance projects that provide better goods and services, healthy food outlets, social services, and high-quality affordable housing to the communities it serves.

Our commitment to you is steadfast as we develop new products and services to help you remain competitive in an ever-changing business environment. We are member-owned and member-focused. As always, thank you for your membership in-and for using-the Federal Home Loan Bank of Chicago.

Best regards,
Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends (including enhanced dividends on activity-based capital stock), our ability to continue to offer the Reduced Capitalization Advance Program on a monthly basis, our ability to implement new MPF products, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance”, “MPF” and “Community First” are registered trademarks of the Federal Home Loan Bank of Chicago.

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Second Quarter 2015 Dividend
On July 30, 2015, the Board of Directors of the Federal Home Loan Bank of Chicago (Bank) declared a cash dividend for both the average activity-based capital stock (Class B1) and average membership-based capital stock (Class B2), based on the Bank’s preliminary financial results for the second quarter of 2015.
The dividend declared per share of Class B1 activity stock is at an annualized rate of 2.25%. The dividend declared per share of Class B2 membership stock is at an annualized rate of 0.50%. The actual effective combined dividend rate on the total stock held by each member will depend on its level of activity with the Bank during the second quarter and the relative number of shares of Class B2 membership and Class B1 activity stock. The dividend will be paid by crediting your account on August 13, 2015.
The Board of Directors continued to declare a higher dividend per share on Class B1 activity stock than on Class B2 membership stock, as the Board recognizes members that use FHLBC advances; this activity supports the entire cooperative and the higher dividend lowers their all-in costs to borrow.

Second Quarter 2015 Financial Highlights
The results discussed here are preliminary and unaudited. Please refer to the Condensed Statements of Income and Statements of Condition on the next page. We expect to file our second quarter 2015 Form 10-Q with the Securities and Exchange Commission next month. You will be able to access it on our website, www.fhlbc.com, or through the SEC’s reporting website.

•	We recorded net income of $97 million for the second quarter of 2015, up slightly from
$94 million in the second quarter of 2014.

•	Net interest income for the second quarter of 2015 was $117 million, down slightly from $122 million for the second quarter of 2014.

•	Total investment securities declined $1.8 billion from $27.3 billion at December 31, 2014, to $25.5 billion at June 30, 2015, as the portfolio continued to pay down.

•	Advances outstanding increased $2.1 billion to $34.6 billion at June 30, 2015, up from $32.5 billion at December 31, 2014.

•	Total assets decreased $2.0 billion to $69.8 billion at June 30, 2015, down from $71.8 billion at December 31, 2014.

•	We reached approximately $2.6 billion in retained earnings at June 30, 2015.

•	We remained in compliance with all of our regulatory capital requirements as of June 30, 2015.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	June 30, 2015	December 31, 2014	Change
Cash and due from banks, interest bearing deposits, Federal Funds sold, and securities purchased under agreement to resell	$4,112	$5,827	(29)%
Investment securities	25,519	27,260	(6)%
Advances	34,553	32,485	6%
MPF Loans held in portfolio, net	5,374	6,057	(11)%
Other	202	212	(5)%
Total assets	$69,760	$71,841	(3)%

Consolidated obligation discount notes	$34,552	$31,054	11%
Consolidated obligation bonds	28,672	34,251	(16)%
Subordinated notes	944	944	—%
Other	1,043	1,067	(2)%
Total liabilities	65,211	67,316	(3)%

Capital stock	1,835	1,902	(4)%
Retained earnings	2,575	2,406	7%
Accumulated other comprehensive income	139	217	(36)%
Total capital	4,549	4,525	1%
Total liabilities and capital	$69,760	$71,841	(3)%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended June 30,			For the year to date ended June 30,
	2015	2014	Change	2015	2014	Change
Interest income	$309	$345	(10)%	$630	$700	(10)%
Interest expense	(188)	(226)	(17)%	(379)	(454)	(17)%
Reversal of (provision for) credit losses	(4)	3	(233)%	(4)	6	(167)%
Net interest income	117	122	(4)%	247	252	(2)%
Noninterest gain (loss)	24	13	85%	19	3	533%
Noninterest expense	(33)	(31)	6%	(66)	(61)	8%
Affordable Housing Program assessment	(11)	(10)	10%	(20)	(19)	5%
Net income	$97	$94	3%	$180	$175	3%

Net yield on interest-earning assets	0.71%	0.67%	0.04%	0.71%	0.70%	0.01%

This publication contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends (including enhanced dividends on activity-based capital stock), our ability to continue to offer the Reduced Capitalization Advance Program on a monthly basis, our ability to implement new MPF products, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this publication. The financial results discussed in this publication are preliminary and unaudited. “Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.